EXHIBIT 12
                 SOUTHERN NATURAL GAS COMPANY AND SUBSIDIARIES

                       Computation of Ratios of Earnings
                  from Continuing Operations to Fixed Charges
                              Total Enterprise (a)



                                          Three Months Ended March 31,             Years Ended December 31,
                                          ----------------------------   ---------------------------------------------

                                                  1995       1994       1994      1993       1992     1991       1990
                                                  ----       ----       ----      ----       ----     ----       ----

                                                                                        (In Thousands)

Earnings from Continuing Operations:
    Income (loss) before income taxes            $47,032    $45,777   $ 76,098  $127,617   $126,691 $119,326   $103,797
    Fixed charges (see computation below)         11,849     12,678     48,385    59,171     49,131   46,596     49,899
                                                 -------    -------   --------  --------   -------- --------   --------


Total Earnings Available for Fixed Charges       $58,881    $58,455   $124,483  $186,788   $175,822 $165,922   $153,696
                                                 =======    =======   ========  ========   ======== ========   ========


Fixed Charges:
    Interest expense before deducting
        interest capitalized                     $11,184    $12,015   $ 45,900  $ 56,599   $ 46,298 $ 42,957   $ 47,323
    Rentals(b)                                       665        663      2,485     2,572      2,833    3,639      2,576
                                                 -------    -------   --------  --------   -------- --------   --------


                                                 $11,849    $12,678   $ 48,385  $ 59,171   $ 49,131 $ 46,596   $ 49,899
                                                 =======    =======   ========  ========   ======== ========   ========


Ratio of Earnings to Fixed Charges                   5.0        4.6        2.6       3.2        3.6      3.6        3.1
                                                 =======    =======   ========  ========   ======== ========   ========




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(a) Amounts  include  the  Company's  portion of the  captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.




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